UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHARLES & COLVARD, LTD.

(Exact name of registrant as specified in its charter)

NORTH CAROLINA	300 Perimeter Park Drive, Suite A Morrisville, North Carolina 27560	56-1928817
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices)	(I.R.S. Employer Identification Number)

CHARLES & COLVARD, LTD.

2008 STOCK INCENTIVE PLAN

(Full title of the plan)

Robert S. Thomas

Chief Executive Officer

Charles & Colvard, Ltd.

300 Perimeter Park Drive, Suite A

Morrisville North Carolina 27560

(919) 468-0399

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, no par value (3)	3,197,000	$1.29	$4,124,130	$163

(1)	This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(c) and (h)(1), based on the average ($1.29) of the high ($1.35) and low ($1.23) sales prices of the Company’s common stock (the “Common Stock”) on May 22, 2008, as reported on the NASDAQ Global Select Market.
(3)	Each share of the Common Stock includes one preferred share purchase right.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Charles & Colvard, Ltd. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 11, 2008;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 7, 2008;

(c) The Company’s Current Reports on Form 8-K filed with the Commission on March 20, 2008, April 11, 2008, April 14, 2008 and April 28, 2008;

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Commission on November 7, 1997, including any amendment or report filed for the purpose of updating such description;

(e) The Company’s shareholder rights plan filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Commission on March 18, 1999;

(f) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the period referred to in (a), above.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities offered hereby has been passed upon by the firm of Womble Carlyle Sandridge & Rice, PLLC, counsel to the Company. Attorneys of the firm hold an aggregate of approximately 121,794 shares of Common Stock of the Company.

Item 6.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense and it is determined as provided by statute that the director or officer meets a certain standard of conduct, but the corporation may not indemnify a director or officer if he is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

The Company’s bylaws provide for the indemnification of any director or officer of the Company against liabilities and litigation expenses arising out of his status as such, excluding (i) any liabilities or litigation expenses relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Company and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

The Company’s articles of incorporation provide for the elimination of the personal liability of each director of the Company to the fullest extent permitted by law.

The Company has obtained directors’ and officers’ liability insurance, under which directors and officers of the Company may be insured or indemnified against certain liabilities which they may incur in their capacity as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Number	Description
4.1	Restated Articles of Incorporation of Charles & Colvard, Ltd. (incorporated by reference to Exhibit 3.1 of the Annual Report on Form 10-K of Charles & Colvard, Ltd. for the fiscal year ended December 31, 2004).

4.2	Amended and Restated Bylaws of Charles & Colvard, Ltd., effective July 19, 2007 (incorporated by reference to Exhibit 3.2 to Form 8-K, filed with the Commission on July 25, 2007).

4.3	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K of C3, Inc. for the fiscal year ended December 31, 1998).

4.4	Rights Agreement, dated as of February 22, 1999, between C3, Inc., and First Union National Bank as Rights Agent, including the Form of Rights Certificate as Exhibit A (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of C3, Inc. for the fiscal year ended December 31, 1998).

5	Opinion of Womble Carlyle Sandridge & Rice, PLLC.

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included in the signature page hereto).

99	Charles & Colvard, Ltd. 2008 Stock Incentive Plan.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Charles & Colvard, Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on this 27th day of May, 2008.

CHARLES & COLVARD, LTD.

By:	/s/ Robert S. Thomas
Robert S. Thomas
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, being a director and/or officer of Charles & Colvard, Ltd. (the “Company”), hereby nominates, constitutes and appoints Robert S. Thomas and James R. Braun, or any one of them severally, to be his or her true and lawful attorney-in-fact and agent and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of certain shares of the common stock, no par value, of the Company in connection with the Charles & Colvard, Ltd. 2008 Stock Incentive Plan, and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact and a gent deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of May 27, 2008.

	/s/ Robert S. Thomas		/s/ James R. Braun
Name:	Robert S. Thomas	Name:	James R. Braun
Title:	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	Title:	Vice President of Finance and Chief Financial Officer (principal financial and accounting officer)

	/s/ Richard A. Bird		/s/ George R. Cattermole
Name:	Richard A. Bird	Name:	George R. Cattermole
Title:	Director	Title:	Director

	/s/ Laura C. Kendall		/s/ Lynn L. Lane
Name:	Laura C. Kendall	Name:	Lynn L. Lane
Title:	Director	Title:	Director

	/s/ Frederick A. Russ		/s/ Ollin B. Sykes
Name:	Frederick A. Russ	Name:	Ollin B. Sykes
Title:	Director	Title:	Director

EXHIBIT INDEX

to

Registration Statement on Form S-8 of

Charles & Colvard, Ltd.

Number	Description
4.1	Restated Articles of Incorporation of Charles & Colvard, Ltd. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Charles & Colvard, Ltd. for the fiscal year ended December 31, 2004).

4.2	Amended and Restated Bylaws of Charles & Colvard, Ltd., effective July 19, 2007, (incorporated by reference to Exhibit 3.2 to Form 8-K, filed with the Commission on July 25, 2007).

4.3	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K of C3, Inc. for the fiscal year ended December 31, 1998).

4.4	Rights Agreement, dated as of February 22, 1999, between C3, Inc., and First Union National Bank as Rights Agent, including the Form of Rights Certificate as Exhibit A (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of C3, Inc. for the fiscal year ended December 31, 1998).

5	Opinion of Womble Carlyle Sandridge & Rice, PLLC.

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included in the signature page hereto).

99	Charles & Colvard, Ltd. 2008 Stock Incentive Plan.